As filed with the Securities and Exchange Commission on November 17, 2025

Registration No. 333-227886

Registration No. 333-209734

Registration No. 333-177366

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-227886

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-209734

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-177366

UNDER
THE SECURITIES ACT OF 1933

MOATABLE, INC.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

45 West Buchanan Street, Phoenix, Arizona	85003
(Address of Principal Executive Offices)	(Zip Code)

2006 Equity Incentive Plan

2008 Equity Incentive Plan

2009 Equity Incentive Plan

2011 Share Incentive Plan (as amended)

2016 Share Incentive Plan

2018 Share Incentive Plan

(Full title of the plans)

Scott Stone
Chief Financial Officer
45 W. Buchanan Street
Phoenix, AZ 85003
(Name and address of agent for service)

(623) 473-5749

(Telephone number, including area code, of agent for service)

Copies to:
John-Paul Motley, Esq.
Will Cai, Esq.
Cooley LLP
355 South Grand Avenue, Suite 900
Los Angeles, CA 90071
+1 (213) 561-3204

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the following registration statements of Moatable, Inc. (the “Registrant”) on Form S-8 (each a “Registration Statement,” and collectively, the “Registration Statements”):

•	Registration Statement on Form S-8 (No. 333-177366), registering 121,080,387 shares of the Registrant’s Class A ordinary shares, par value $0.001 per share (the “Class A Ordinary Shares”), filed with the U.S. Securities and Exchange Commission (the “Commission”) on October 18, 2011, relating to the 2006 Equity Incentive Plan, the 2008 Equity Incentive Plan, the 2009 Equity Incentive Plan and the 2011 Share Incentive Plan (as amended, the “2011 Plan”);

•	Registration Statement on Form S-8 (No. 333-209734), registering 98,596,236 Class A Ordinary Shares, filed with the Commission on February 26, 2016, relating to the 2011 Plan and the 2016 Share Incentive Plan; and

•	Registration Statement on Form S-8 (No. 333-227886), registering 107,100,000 Class A Ordinary Shares, filed with the Commission on October 19, 2018, relating to the 2018 Share Incentive Plan.

By filing these Post-Effective Amendments, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Registrant hereby terminates the effectiveness of each Registration Statement and, in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration, by means of post-effective amendment, any of the securities registered which remain unsold at the termination of the offering, removes from registration any and all securities of the Registrant registered for issuance but remain unsold or otherwise unissued under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on this 17th day of November, 2025.

MOATABLE, INC.

/s/ Joseph Chen
Joseph Chen
Chairman and Chief Executive Officer (Principal Executive Officer)

No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act of 1933, as amended.